EXHIBIT 10.7

AMENDMENT NO. 2 TO

PROMISSORY NOTE

This Amendment No. 2 (“Amendment No. 2”) is made this 25th day of July, 2017, by and between Freeze Tag, Inc., a Delaware corporation (the “Borrower”), and on the one hand; and Craig Holland, an individual (the “Lender”), on the other hand, to amend the terms of that certain Convertible Promissory Note dated December 31, 2013, as amended on October 15, 2015 (the “October Amendment”) and as extended by agreement dated December 31, 2016, and entered into by and between the parties (the “Note”). Borrower and Lender shall be referred to herein as a “Party” and collectively as the “Parties”. In the event the terms of the Note, the October Amendment, and this Amendment No. 2 conflict, the terms of this Amendment No. 2 control. Any defined terms herein that are not defined herein have the meaning set forth in the Note.

WHEREAS, in the Note, for value received, the Borrower issued the Note to Lender governing the terms under which Borrower would pay Lender $35,000 in principal on or before December 31, 2017;

WHEREAS, there is currently $6,925 due to the Lender under the Note;

WHEREAS, under Section 2 of the Note, the amounts due to Lender would accrue interest at ten percent (10%) per year;

WHEREAS, under Section 3 of the Note, the Lender has the right, at any time, to convert all amounts due under the Note into shares of the Borrower’s common stock, with the conversion price being the lesser of (a) $0.01 per share of Common Stock or (b) Fifty Percent (50%) of the average of the three (3) lowest trade prices of Common Stock recorded during the twenty five (25) previous trading days prior to conversion, but in no event shall the Conversion Price be less than $0.00005 per share of Common Stock, subject to standard adjustments (the “Original Conversion Price”);

WHEREAS, the October Amendment modified the convertibility to terms to address the issue if the Original Conversion Price was less than the par value of the Borrower’s common stock;

WHEREAS, the Borrower has an agreement with the holders of certain other promissory notes issued by the Borrower for those holders to exchange their outstanding promissory notes (and the amounts due thereunder) for common stock or preferred stock of the Borrower;

WHEREAS, as part of the agreement Borrower has with those holders, the holders are requiring the Borrower and Lender to make certain amendments to the Note;

WHEREAS, Borrower and Lender desire to amend the terms of the Note as set forth herein in order to allow Borrower to enter into securities exchange agreements with holders of certain other promissory notes.

1

AMENDMENT

1. In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Note as follows:

a. Section 2 is hereby amended by deleting Section 2 in its entirety and replacing Section 2 with the following:

“2. Interest. This Note will not bear interest and will be interest free.

b. The October Amendment is being disregarded and will be of no force and effect and Section 3 of the Note, is hereby amended by deleting Section 3 in its entirety and replacing Section 3 with the following:

“3. Conversion. The Lender will not have the right to convert any amounts due under the Note into shares of the Borrower’s common stock.

c. As additional consideration for this Amendment No.2, the Lender agrees to waive, in its entirety, any interest due to Lender under the Note as of the date hereof.

2

IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment No. 2 as of the date first above written. This Amendment No. 2 may be signed in counterparts and facsimile signatures are treated as original signatures.

“Borrower”		“Lender”

Freeze Tag, Inc., a Delaware corporation		Craig Holland, an individual

By:	Mick Donahoo	Craig Holland
Its:	Chief Financial Officer

3